Exhibit 99.1

Quidel Contact:	Media and Investors Contact:
Quidel Corporation John M. Radak, Chief Financial Officer (858) 646-8032	Quidel Corporation Ruben Argueta (858) 646-8023 rargueta@quidel.com
QUIDEL REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS
SAN DIEGO, Feb 24, 2011 (BUSINESS WIRE) — Quidel Corporation (NASDAQ: QDEL), a leading provider of rapid diagnostic testing solutions, announced today financial results for the fourth quarter and full year ended December 31, 2010.
Fourth Quarter 2010 Results
For the fourth quarter of 2010, total revenues were $31.7 million, compared to $66.6 million for the fourth quarter of 2009, a decrease of 52%, largely due to higher than normal revenues in 2009 associated with the H1N1 pandemic. Partially offsetting the decrease in total revenues was an increase in sales as a result of the acquisition of Diagnostic Hybrids in February 2010. International revenues were $3.4 million in the fourth quarter of 2010 compared to $12.6 million in the fourth quarter of 2009.
Net loss for the fourth quarter of 2010 was $0.4 million, or $0.02 per share, compared to net income of $20.1 million, or $0.67 per diluted share, for the fourth quarter of 2009. On a non-GAAP basis, excluding non-recurring items and amortization of acquired intangibles, net income for the fourth quarter of 2010 was $0.6 million, or $0.02 per diluted share, compared to net income of $20.4 million, or $0.68 per diluted share for the same period of 2009.
“Revenues in the fourth quarter were expected to remain modest since outpatient visits for influenza-like illness in the United States remained below the national baseline until late December. As a result, any meaningful end-user demand for QuickVue® Influenza products did not occur until the end of 2010,” said Douglas Bryant, president and CEO of Quidel Corporation. “Thus far in 2011, we appear to be experiencing a typical flu season and expect demand for QuickVue® Influenza products to be similar to the level we saw in 2008.”
Results for the Year Ended December 31, 2010
Total revenues declined 31% to $113.3 million for the year ended December 31, 2010 from $164.3 million for the same period in 2009. Net loss for the year ended 2010 was $11.3 million, or $0.39 per share, compared to net income of $32.9 million, or $1.08 per diluted share, for the same period of the prior year. On a non-GAAP basis, excluding non-recurring items and amortization of acquired intangibles, net loss for the year ended December 31, 2010 was $6.0 million, or $0.21 per share, compared to net income of $34.4 million, or $1.13 per diluted share for the same period of 2009. Included in diluted earnings per share for the year ended 2010 are business acquisition costs of $2.3 million or $0.08 per share.

“The absence of a flu season in 2010 and its impact to our financial performance further demonstrated the company’s dependence on flu and the need to broaden its product portfolio. In a financially challenging year, we acquired and integrated DHI, introduced six products into the marketplace and partnered with Northwestern University to further the development of an integrated molecular system,” Bryant continued. “These milestones were an important part of creating a broader-based business, and we are encouraged by the significant progress made in realizing our longer-term goals.”
Non-GAAP Financial Information
The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring items on earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.
Management is providing the adjusted net earnings (loss) and adjusted net earnings (loss) per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors. This presentation is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.
Conference Call Information
Quidel management will host a conference call to discuss the fourth quarter and full year 2010 results as well as other business matters today beginning at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). During the conference call, management may answer questions concerning business and financial developments and trends. Quidel’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.
To participate in the live call by telephone from the U.S., dial (866) 510-0711 or from outside the U.S. dial (617) 597-5379, and enter the passcode 71716499.
A live webcast of the call can be accessed at http://www.quidel.com, and the Web site replay will be available for 14 days. The telephone replay will be available for 48 hours beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time) today by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering passcode 82016090.
About Quidel Corporation
Quidel Corporation serves to enhance the health and well being of people around the globe through the development of diagnostic solutions that can lead to improved patient outcomes and provide economic benefits to the healthcare system. Marketed under the leading brand names QuickVue®, D3® Direct Detection and Thyretain™, Quidel’s products aid in the detection and diagnosis of many critical diseases and conditions, including influenza, respiratory syncytial virus, Strep A, herpes, pregnancy, thyroid disease and fecal occult blood. Quidel’s research and development engine is also developing a continuum of diagnostic solutions from advanced lateral-flow and direct fluorescent antibody to molecular diagnostic tests to further improve the quality of healthcare in physicians’ offices and hospital and reference laboratories. For more information about Quidel’s comprehensive product portfolio, visit www.quidel.com and Diagnostic Hybrids at www.dhiusa.com.
This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially from those that may be described or implied in the forward-looking statements. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the timing of onset, length and severity of cold and flu seasons, the level of success in executing on our strategic initiatives, our reliance on sales of our influenza diagnostic tests, uncertainty surrounding the detection of novel influenza viruses involving human specimens, our ability to develop new products and technology, adverse changes in the competitive and economic conditions in domestic and international markets, our reliance on and actions of our major distributors, technological changes and uncertainty with research and technology development, including any molecular-based technology, the medical reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (the “FDA”), our ability to comply with FDA, environmental and other regulations, our ability to meet unexpected increases in demand for our products, our ability to execute our strategy, including the integration of new companies or technologies, disruptions in the global capital and credit markets, our ability to hire key personnel, intellectual property, product liability, environmental or other litigation, potential required patent license fee payments not currently reflected in our costs, adverse changes in our international markets, potential inadequacy of booked reserves and possible impairment of goodwill, and lower-than-anticipated acceptance, sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements, except as required by law.

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)
(In thousands, except per share data; unaudited)

	Three months ended				Three months ended
	December 31, 2010				December 31, 2009
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Total revenues	$31,709	$—		$31,709	$66,597	$—		$66,597
Cost of sales (excludes amortization of intangible assets)	13,811	—		13,811	19,049	—		19,049
Research and development	5,799	—		5,799	3,523	—		3,523
Sales and marketing	5,904	—		5,904	6,809	—		6,809
General and administrative	4,679	—		4,679	4,658	—		4,658
Amortization of intangible assets from acquired businesses	1,623	(1,623)	(2)	—	—	—		—
Amortization of intangible assets from licensed technology	393	—		393	324	—		324
Business acquisition and integration costs	95	(95)	(3)	—	457	(457)	(3)	—

Total costs and expenses	32,304	(1,718)		30,586	34,820	(457)		34,363

Operating (loss) income	(595)	1,718		1,123	31,777	457		32,234

Interest expense	(690)	—		(690)	(308)	—		(308)
Interest income	19	—		19	69	—		69
Other expense	—	—		—	4	—		4

Total other expense	(671)	—		(671)	(235)	—		(235)

(Loss) income before income taxes	(1,266)	1,718		452	31,542	457		31,999

Income tax (benefit) expense	(840)	687	(4)	(153)	11,435	183		11,618

Net (loss) income	$(426)	$1,031		$605	$20,107	$274		$20,381

Basic (loss) earnings per share:	$(0.02)			$0.02	$0.68			$0.69
Diluted (loss) earnings per share:	$(0.02)			$0.02	$0.67			$0.68

Weighted shares used in basic per share calculation	28,192			28,192	29,460			29,460
Weighted shares used in diluted per share calculation	28,192			28,192	29,930			29,930

Gross profit as a % of total revenues	56%			56%	71%			71%
Research and development as a % of total revenues	18%			18%	5%			5%
Sales and marketing as a % of total revenues	19%			19%	10%			10%
General and administrative as a % of total revenues	15%			15%	7%			7%

(1)	The Company reports Non-GAAP results which primarily excludes certain acquisition related costs to provide a supplemental comparison of the results of operations.

(2)	Add back amortization of acquired intangibles

(3)	Add back business acquisition and integration costs

(4)	The Company’s marginal tax rate is approximately 40% and has been applied to Non-GAAP adjustments.

Condensed balance sheet data (in thousands):	12/31/10	12/31/09
Cash, cash equivalents and marketable securities	$6,788	$93,002
Accounts receivables	13,477	9,717
Inventory	17,707	15,038
Total assets	214,593	166,345
Long term debt	79,774	6,527
Stockholders’ equity	112,521	126,450

QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
AND RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)
(In thousands, except per share data; unaudited)

	Twelve months ended				Twelve months ended
	December 31, 2010				December 31, 2009
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Total revenues	$113,339	$—		$113,339	$164,282	$—		$164,282
Cost of sales (excludes amortization of intangible assets)	51,489	—		51,489	55,218	—		55,218
Amortization of inventory fair value adjustment from acquisition	1,118	(1,118)	(2)	—	—	—		—

Total cost of sales (excludes amortization of intangible assets)	52,607	(1,118)		51,489	55,218	—		55,218

Research and development	24,571	—		24,571	12,526	—		12,526
Sales and marketing	23,972	—		23,972	23,347	—		23,347
General and administrative	18,471	—		18,471	16,783	—		16,783
Amortization of intangible assets from acquired businesses	5,366	(5,366)	(3)	—	—	—		—
Amortization of intangible assets from licensed technology	1,365	—		1,365	1,364	—		1,364
Business acquisition and integration costs, and restructuring charges	2,276	(2,276)	(4)	—	2,495	(2,495)	(4)	—

Total costs and expenses	128,628	(8,760)		119,868	111,733	(2,495)		109,238

Operating (loss) income	(15,289)	8,760		(6,529)	52,549	2,495		55,044

Interest expense	(2,345)	—		(2,345)	(767)	—		(767)
Interest income	214	—		214	372	—		372
Other expense	—	—		—	(5)	—		(5)

Total other expense	(2,131)	—		(2,131)	(400)	—		(400)

(Loss) income before income taxes	(17,420)	8,760		(8,660)	52,149	2,495		54,644

Income tax (benefit) expense	(6,149)	3,504	(5)	(2,645)	19,266	998	(5)	20,264

Net (loss) income	$(11,271)	$5,256		$(6,015)	$32,883	$1,497		$34,380

Basic (loss) earnings per share:	$(0.39)			$(0.21)	$1.10			$1.15
Diluted (loss) earnings per share:	$(0.39)			$(0.21)	$1.08			$1.13

Weighted shares used in basic per share calculation	28,582			28,582	29,964			29,964
Weighted shares used in diluted per share calculation	28,582			28,582	30,418			30,418

Gross profit as a % of total revenues	54%			55%	66%			66%
Research and development as a % of total revenues	22%			22%	8%			8%
Sales and marketing as a % of total revenues	21%			21%	14%			14%
General and administrative as a % of total revenues	16%			16%	10%			10%

(1)	The Company reports Non-GAAP results which primarily excludes certain acquisition related costs to provide a supplemental comparison of the results of operations.

(2)	Add back fair value amortization of inventory write-up associated with the acquisition of DHI

(3)	Add back amortization of acquired intangibles

(4)	Add back business acquisition and integration costs and restructuring charges

(5)	The Company’s marginal tax rate is approximately 40% and has been applied to Non-GAAP adjustments